We consent to the incorporation in this Registration Statement of Telecom Wireless and Subsidiaries on Form S-8 of our report dated October 26, 1999, appearing in the prospectus on Form SB-2 of Telecom Wireless Corporation and Subsidiaries. We also consent to the reference to us under the caption "Experts" in the Resale Prospectus.


                               /s/ Ehrhardt Keefe Steiner & Hottman PC
                               EHRHARDT KEEFE STEINER & HOTTMAN PC


September 27, 2000
Denver, Colorado